Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-250890 on Form S-3 and Nos. 333-176714, 333-192587, and 333-252991-01 on Form S-8 of our reports dated February 23, 2021, relating to the financial statements of VEREIT, Inc. and subsidiaries and the effectiveness of VEREIT Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of VEREIT, Inc. for the year ended December 31, 2020.

/s/DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 23, 2021